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EXHIBIT 21.1

RECKSON OPERATING PARTNERSHIP, L. P.
STATEMENT OF SUBSIDIARIES

Name	State of Organization

Omni Partners, L. P.	Delaware
Reckson FS Limited Partnership	Delaware
Metropolitan Partners, LLC	Delaware
Reckson Management Group, Inc.	New York
RANY Management Group, Inc.	New York
Reckson Construction Group, Inc.	New York
RT Tri-State LLC	Delaware
Metropolitan 919 3rd Avenue LLC	Delaware
1350 LLC	Delaware
Magnolia Associates, LTD	Florida
Metropolitan 810 7th Avenue, LLC	Delaware
100 Wall Company, LLC	New York
Reckson Construction and Development, LLC	Delaware
Reckson 1185 Avenue of the Americas, LLC	Delaware